Exhibit 10.2

Execution Version

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

(the “Agreement”) is entered into as of the 3rd day of October, 2025, by and between WHITEHAWK INCOME CORPORATION, a Delaware corporation (the “Company”), and WHITEHAWK MANAGEMENT, LLC a Delaware limited liability company (the “Manager”).

WHEREAS, the Company and the Manager entered into that certain Investment

Management Agreement dated March 1, 2022 (the “Original Agreement”);

WHEREAS, this Agreement shall amend, restate and supersede the Original Agreement for all purposes from and after the date hereof;

WHEREAS, the Company is a Delaware corporation that was formed to acquire, own and manage mineral and royalty interests with the objective of generating cash flow from operations with the potential for capital appreciation in accordance with the business strategies, policies, and restrictions that are set forth in the Company’s Confidential Offering Memorandum, as the same may be amended, supplemented, or restated from time to time (the “Offering Memorandum”);

WHEREAS, the Company desires to avail itself of the experience, source of information, advice, assistance and certain facilities of the Manager and to have the Manager undertake the duties and responsibilities hereinafter set forth, all as provided herein; and

WHEREAS, the Manager is willing to undertake to render such services on the terms and conditions hereinafter set forth, subject to the terms and conditions thereof and the supervision and direction of the proper officers of the Company (each, an “Officer”) and the Company’s board of directors (the “Board”).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Duties of the Manager.

(a) Retention of Manager. The Company hereby retains the Manager to act as the manager to the Company and its subsidiaries and to manage the day-to-day operations of the Company, subject at all times to the supervision of the Board and the Officers of the Company, or a committee thereof which has been properly delegated oversight authority over the Manager (a “Committee”) for the period set forth in this Agreement and in accordance with the following:

(i) the business strategies, policies, and restrictions that are set forth in the Offering Memorandum;

(ii) Compliance with applicable U.S. federal and state laws, rules and regulations, and the Company’s Articles and Bylaws, in each case as may be amended from time to time; and

(iii) such business policies and directives that the Board or a Committee may from time to time establish or issue and communicate to the Manager in writing.

(b) Responsibilities of Manager. Without limiting the generality of the foregoing, the Manager shall, during the term and subject to the provisions of this Agreement:

(i) provide the investment advisory and management services necessary for the operations of the Company, including the establishment and implementation of a continuous program for managing the Company’s investments, including any temporary investments;

(ii) investigate, select, and, on behalf of the Company, engage and conduct business with such persons as the Manager deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisers, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, securities investment advisors, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Manager, and persons acting in any other capacity deemed by the Manager necessary or desirable for the performance of any of the foregoing services;

(iii) (a) locate, analyze, perform due diligence on and select potential assets; (b) structure and negotiate the terms and conditions of transactions pursuant to which asset acquisitions and dispositions will be made including, without limitation, the formation and qualification of wholly owned subsidiaries and special purpose vehicles; (c) make asset acquisitions and dispositions on behalf of the Company in compliance with the business strategy and policies of the Company; and (d) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with asset acquisitions;

(iv) determine the composition of the Company’s assets, the nature and timing of the changes therein and the manner of implementing such changes;

(v) Assist the Board with Asset valuations;

(vi) Arrange for Company leverage if determined to be utilized;

(vii) service and monitor the Company’s assets, whether such assets are held directly or indirectly; or

(viii) arrange for the payment of Company expenses.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, partnership, corporation, limited liability company, trust, estate or designated beneficiary or other entity.

(c) Power and Authority. To facilitate the Manager’s performance of these undertakings, but subject to the Company’s investment policies and the restrictions contained herein, the Company and its subsidiaries hereby delegate to the Manager, and the Manager hereby accepts, the power and authority to act on behalf of the Company and its subsidiaries to effectuate its decisions relating to the Company’s assets, including the execution and delivery of all documents relating to the Company’s assets. The Company also grants to the Manager power and authority to engage in all activities and transactions (and anything incidental thereto) that the Manager reasonably deems, in its sole discretion, appropriate, necessary, or advisable to carry out its duties pursuant to this Agreement. All investment decisions shall comply in all respects with the Company’s policies including required investment approvals by the Company’s Board.

(d) Acceptance of Appointment. The Manager hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e) Independent Contractor Status. The Manager shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

2. Books and Records

(a) Record Retention. The Manager shall maintain and keep all books, accounts and other records of the Manager that relate to activities performed by the Manager hereunder as required under applicable law, including financial and corporate records. Subject to review by and the overall control of the Board, the Officers of the Company, or a Committee thereof, the Manager shall at all times have access to and maintain all books and records with respect to the Company’s transactions and shall render such periodic and special reports as the Board, the Officers of the Company, or a Committee thereof may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board, the Officers of the Company, or a Committee thereof and each of their authorized agents, at any time and from time to time during normal business hours. The Manager agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request and upon termination of this Agreement pursuant to Section 9; provided that the Manager may retain a copy of such records.

(b) Bank Accounts. The Manager may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Board, the Officers of the Company, or a Committee thereof may approve, provided that no funds shall be comingled with the funds of the Manager; and the Manager shall from time to time render appropriate accountings of such collections and payment to the Board, the Officers of the Company, or a Committee thereof, and to the auditors of the Company.

3. Company’s Responsibilities and Expenses Payable by the Company.

(a) Costs. In addition to the compensation payable to the Manager pursuant to Section 4 or pursuant to any other agreement, the Company, either directly or through reimbursement to the Manager, shall bear all fees, costs, expenses, liabilities and obligations relating to the Company’s activities, acquisitions, dispositions, financings and business of its operations and transactions.

(b) Periodic Reimbursement. The Company will be responsible for all costs and expenses relating to the Company’s activities, investments and ongoing business, including the following (but excluding Organization and Offering Expenses) and will reimburse the Manager for such costs and expenses incurred on behalf of the Company:

(i) all costs and expenses attributable to acquiring, holding, managing, and disposing of the Company’s investments, including general and administrative expenses of investments;

(ii) all reasonable out-of-pocket fees and expenses incurred by the Company or the Manager or the agents, officers, and employees of the Manager related to investment and disposition opportunities of the Company not consummated;

(iii) all costs of personnel employed or otherwise engaged by the Company and directly involved in the operation of the Company; expenses of insurance required in connection with the operation of the Company; taxes and assessments on the Company investments and other taxes, including, without limitation, sales taxes allocable to the Company as an entity; travel expenses related to the Company’s business;

(iv) costs of any services performed for the Company; if and when valuations commence, the costs of calculating the net asset value of Shares, including the cost of any third party valuation services; all accounting, legal, audit, consulting, and other professional and reporting fees and expenses, which may include, but are not limited to, preparation and documentation of the Company’s bookkeeping, accounting and audits, and services necessary for the maintenance of the books and records of the Company; preparation and documentation of budgets, economic surveys, cash flow projections, and working capital requirements; preparation and documentation of the Company’s state and federal tax returns; printing and other expenses and taxes incurred in connection with the issuance, distribution, transfer, and recordation of documents in connection with the business of the Company; the costs of preparation and dissemination of informational material and documentation relating to the potential sale or other disposition of the Company’s investments and other assets; and the costs of supervision and the expenses of professionals employed by the Company in connection with any of the foregoing, including attorneys, accountants, and appraisers;

(v) expenses in connection with dividends made by the Company to, and communications, bookkeeping and clerical work necessary in maintaining relations with, the Stockholders, including expenses in connection with preparing and mailing information required to be furnished to the Stockholders;

(vi) expenses of revising, amending, or modifying the Governance Documents, and of dissolving, terminating, reforming, liquidating, or winding up the Company;

(vii) costs incurred in connection with any litigation in which the Company is involved as well as any examination, investigation, or other proceeding conducted by any governmental agency of the Company, including legal and accounting fees incurred in connection therewith; and

(viii) any taxes, fees, and other government charges levied against the Company;

(c) Reimbursement Statement and Process. Third-party out-of-pocket expenses incurred by the Manager on behalf of the Company and payable pursuant to this Section 3 shall be reimbursed no less than monthly to the Manager. The Manager shall prepare a statement (the “Reimbursement Statement”) documenting such expenses of the Company paid by the Manager and the calculation of the reimbursement and shall deliver such statement to the Company prior to full reimbursement. Such reimbursement shall be made in cash within 30 calendar days following the Manager’s delivery to the Company of the Reimbursement Statement documenting expenses incurred by the Manager. The Manager may elect, in its sole discretion, to defer or waive all or a portion of such reimbursement. Any portion of such deferred reimbursement not taken as to any period shall be deferred without interest and may be taken by the Manager in any other period prior to the occurrence of a liquidity event as the Manager may determine in its sole discretion. The Manager may use its own officers, employees or employees of any of its affiliates to provide accounting, tax, data processing, engineering, market research or other professional services to the Company that would otherwise be performed by third parties and, in such event, the Company will reimburse the cost of performing such services. Such reimbursements may include employment costs and related overhead expenses allocable thereto, as reasonably determined by the Manager based on the time expended by the employees who render such services, provided that no such reimbursement shall exceed the amount that would be payable by the Company if the services were provided in an arm’s-length transaction with an independent third party.

(d) Organization and Offering Expenses. In addition, the Company will reimburse the Manager or an affiliate for all reasonable and direct expenses incurred in connection with (i) the organization of the Company, the Manager, and related entities, and (ii) the preparation of all materials in connection with this Offering of the Shares (collectively, “Organization and Offering Expenses”). Organization and Offering Expenses shall include, but are not limited to, legal, tax, private letter rulings, accounting, printing, mailing, travel, meals, due diligence costs, training and education costs, and other costs and expenses associated with organizing and marketing the Company, including fees, costs, and expenses of or incurred by the Placement Agent (as defined in the Offering Memorandum). The cumulative Organization and Offering Expenses paid by the Company will be limited to 1.5% of gross Offering proceeds. All Classes of Shares will be responsible for the pro rata portion of Organization and Offering Expenses attributable to such Class.

4. Compensation of the Manager.

The Manager will earn a monthly asset management fee (the “Base Management Fee”), a dividend incentive fee (the “Dividend Incentive Fee”) and an incentive fee upon a Liquidity Event (as defined in the Company’s Offering Memorandum) for the Company assets (the “Liquidity Incentive Fee”).

(a) Base Management Fee. The Base Management Fee is calculated at an annual rate of one and one-half percent (1.5%) of our total assets. The Base Management Fee is payable monthly in arrears and is calculated based on the arithmetic average value of our total assets as of the last day of (1) a calendar month and (2) the immediately preceding calendar month.

(b) Dividend Incentive Fee. The Dividend Incentive Fee entitles the Manager to earn a fee of 12.5% of all distributions, including all Dividends (as defined in the Offering Memorandum) and Dividend Incentive Fees, earned and/or paid out during a calendar month.

(c) If in any calendar month the Manager elects to defer receipt of its Dividend Incentive Fee to a future month, then the Manager will still earn its fee in any calendar month where Dividends are paid to the Stockholders.

(d) Liquidity Incentive Fee. The Liquidity Incentive Fee entitles the Manager to receive a portion of the proceeds from a Company Liquidity Event after Stockholders have received 100% of their initial invested capital plus a 7.5% annualized non-compounded return (the “Hurdle”). The Manager will receive 12.5% of all amounts above the Hurdle.

5. Deferral, Waiver and Additional Terms.

(a) Defer or Waiver of Fees. The Manager may elect to defer or waive all or a portion of the Management or Dividend Incentive Fee and any portion of a fee not taken as to any quarter or year will be deferred without interest and may be taken in any such other quarter prior to the occurrence of a Liquidity Event upon notice to the Company.

(b) Restrictions Applicable to October 1, 2025 and January 1, 2026 Incentive Fee Shares. The Company (a) acknowledges and agrees that the Manager, in consideration of past, current, and future services to the Company pursuant to Section 1 (the “Services”), is eligible to receive Dividend Incentive Fees as of October 1, 2025 and January 1, 2026, respectively, (each a “Grant Date”) in the form of shares of common stock of the Company, pursuant to that certain Unanimous Written Consent dated August 13, 2025, (such shares the “2025 Shares”) and (b) intends that the 2025 Shares be subject to certain terms, conditions, and restrictions, including related to the Manager’s performance of future services under this Agreement. In furtherance of the foregoing, the Company hereby grants to the Manager, effective as of either Grant Date, as applicable, the 2025 Shares subject to the restrictions set forth in this Section 5(b), which restrictions shall expire in accordance with the terms of this Section 5(b). While such terms, conditions, and restrictions are in effect, the 2025 Shares subject to such restrictions shall be referred to herein as “2025 Restricted Stock.”

(i) Vesting of 2025 Restricted Stock.

(A) Subject to Section 5(b)(i)(B) below, the 2025 Shares shall vest and cease to be 2025 Restricted Stock (but shall remain subject to the other terms of this Agreement) on the earlier of (i) the occurrence of a Company Liquidity Event and (ii) January 1, 2031 (the “Vesting Date”), provided that the Manager is continuing to provide Services to the Company, and this Agreement has not been terminated, as of the Vesting Date.

(B) Upon termination of the Manager’s Service pursuant to Section 9 (or otherwise), for any reason or no reason, any then-unvested shares of 2025 Restricted Stock will be forfeited immediately, automatically, and without consideration.

(ii) Restrictions on Transfer of 2025 Restricted Stock. The Manager shall not transfer, assign, encumber, pledge, charge, or otherwise dispose of the shares of 2025 Restricted Stock or grant any proxy with respect thereto. Any attempted transfer in violation of this Section 5(b) shall be void and of no effect and the Company shall have the right to disregard the same on its books and records and to issue “stop transfer” instructions to its transfer agent.

(iii) Rights as a Holder of 2025 Restricted Stock. The Manager shall have, with respect to the shares of 2025 Restricted Stock, all of the rights of a holder of shares of the Company’s common stock, including, without limitation, the right to vote such shares, to receive and retain all regular cash dividends payable to holders of such shares of record on and after either Grant Date, as applicable, and to exercise all other rights, powers and privileges of a holder of such shares. Notwithstanding the foregoing, (a) the Manager shall not be entitled to delivery of the stock certificate or certificates representing the 2025 Restricted Stock until the 2025 Shares are no longer 2025 Restricted Stock, (b) if applicable, the Company (or its designated agent) will maintain custody of the stock certificate or certificates representing the 2025 Restricted Stock and any other property (“2025 RS Property”) issued in respect of the 2025 Restricted Stock, including stock dividends, at all times the 2025 Shares are 2025 Restricted Stock, (c) no 2025 RS Property will bear interest or be segregated in separate accounts, and (d) the Manager shall not, directly or indirectly, transfer the 2025 Restricted Stock in any manner whatsoever.

(iv) Section 83(b). The Company and the Manager acknowledge and agree that the Manager intends to not, and will not, make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the 2025 Shares.

(v) Not an Employment or Service Agreement. The issuance of 2025 Shares shall not constitute an agreement by the Company to employ or retain or to continue to employ or retain the Manager during the entire, or any portion of, the term of the Agreement (or any other period), including but not limited to any period during which the 2025 Shares (or any portion thereof) are outstanding.

6. Other Activities of the Manager. The services of the Manager to the Company are not exclusive, and the Manager may engage in any other business or render the same, similar or different services to others including, without limitation, businesses that may directly or indirectly compete with the Company, so long as its services to the Company hereunder are not impaired thereby, nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Manager to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith, provided, however, that the Manager shall notify the Company prior to being engaged to serve as a manager to a fund or another company that has a similar business strategy to the Company’s business strategy. The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and members of the Company are or may become interested in the Manager and its Affiliates, as directors, officers, employees, partners, members, managers or otherwise, and that the Manager and its directors, officers, employees, partners, stockholders, members and managers, and the Manager’s Affiliates are or may become similarly interested in the Company and/or its subsidiaries as members or otherwise.

7. Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, partner, member, officer or employee of the Manager is or becomes a director, officer and/or employee of the Company and/or its subsidiaries and acts as such in any business of the Company and/or its subsidiaries, then such manager, partner, member, officer and/or employee of the Manager shall be deemed to be acting in such capacity solely for the Company and/or its subsidiaries, and not as a manager, partner, member, officer or employee of the Manager or under the control or direction of the Manager, even if paid by the Manager.

8. Indemnification. The Manager, their respective Affiliates, and their respective officers, managers, partners, members, agents, employees, controlling persons and any other person or entity affiliated with the Manager each of whom shall be deemed a third party beneficiary hereof (collectively, the “Indemnitee”) shall be exculpated from liability hereunder to the extent permissible under Delaware Law. The Company will indemnify the Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts incurred by such Indemnitee arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative matters in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceedings and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. As part of the indemnification obligation, the Company will advance the expenses of an Indemnitee before final disposition of any action involving an Indemnitee upon receipt of any undertaking by the Indemnitee to repay such advance amounts if it is determined that the Indemnitee is entitled to indemnification. The Company will not indemnify an Indemnitee for any losses, damages, liabilities, expenses, or other amounts arising from or out of an alleged violation of federal or state securities laws unless the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and related costs should be made. None of the Manager, any of their affiliates, any of their respective directors, officers, managers, partners, members, agents, employees, or controlling persons, nor any other person affiliated with the Manager shall be liable for monetary damages to any Stockholder for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if such person acted in good faith.

9. Effectiveness, Duration and Termination of Agreement.

(a) Term and Effectiveness. This Agreement shall become effective as of the date hereof, and shall remain in effect for one year (the “Initial Term”), and thereafter shall continue automatically for successive annual periods (a “Renewal Term”).

(b) Termination for Cause. This Agreement may be terminated at any time, without the payment of any penalty by either of the Company, on the one hand, or the Manager, on the other hand, if an event occurs constituting “Cause” upon thirty (30) days’ prior written notice of the incident giving rise to the Cause (the “Cause Notice Period”) and an opportunity to cure the Cause referenced in such notice prior to termination. If the reasons giving rise to such removal are cured or resolved within the Cause Notice Period, then the removal will be deemed to be withdrawn. “Cause” means (a) conviction of a party of the sale of any felony or misdemeanor in connection with the purchase or sale of any security or involving making any false filing with the Securities and

Exchange Commission (“SEC”); (b) a party becoming subject to any final order, judgment or decree entered into that restrains or enjoins such party from engaging or continuing to engage in any conduct or practice in connection with the purchase or sale of a security, involving the making of a false SEC filing; or (c) a party becoming subject to any order of the SEC that orders such party or any of its Affiliates to cease and desist from committing or causing a violation of any scienter-based anti-fraud provision of the federal securities laws.

(c) Termination Not for Cause. This Agreement may be terminated at any time, without Cause and without the payment of any penalty: (i) by either of the Company upon sixty (60) days’ prior written notice to Manager; or (ii) by the Manager upon not less than one hundred and twenty (120) days’ prior written notice to the Company.

(d) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement may not be assigned by the Manager without the consent of the Company provided that the Manager may, to the extent permitted by applicable law, assign this Agreement to any Affiliate of the Manager that direct or indirectly through one or more intermediaries is under common control with the Manager without the consent of the Company.

(e) Payments to and Duties of Manager upon Termination.

(i) In the event of the termination or non-renewal of the Management Agreement or removal of the Manager as the investment manager of the Company, the Manager will cooperate with the Company and take all reasonable steps requested to assist the Company in making an orderly transition of the advisory function. After the termination or non-renewal of this Agreement, the Manager shall not be entitled to compensation for further services provided hereunder except that it shall be entitled to receive from the Company within ninety (90) days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Manager prior to termination of this Agreement.

(ii) The Manager shall as soon as reasonably practicable following termination:

(A) Deliver to the Company a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, in each case in connection with the performance of its duties under this Agreement, covering the period following the date of the last accounting furnished to the Company;

(B) Deliver to Company all assets and documents of the Company then in custody of the Manager; and

(C) Cooperate with the Company’s reasonable request to provide an orderly management transition, including payment of the cost of such termination as required by applicable law.

(f) Survival. The provisions of Section 9 of this Agreement shall remain in full force and effect, and the Manager shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

10. Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including telex, facsimile, electronic transmission or similar writing) and shall be given to such party at its address (including electronic mail address) set forth below. Each such notice, request or other communication shall be effective (1) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (2) if given by any other means, when delivered (including by electronic delivery) at the address set forth below.

(b) Unless otherwise notified in writing, all notices, request, claims, demands and other communications shall be given to the respective parties at the addresses provided on the signature page to this Agreement or at such other address for a party as shall be specified in a notice given in accordance this Section

11. Amendments. This Agreement shall not be amended, modified or discharged, in whole or in part, except by an instrument in writing signed by the parties hereto, or their respective successors or permitted assignees. The Manager and the Company agree to cooperate in good faith to amend this Agreement to include revisions required for regulatory purposes.

12. Severability. If any provision of this Agreement shall be declared illegal, invalid, or unenforceable by any law or public policy in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

13. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

14. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

15. Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16. Third Party Beneficiaries. Except for any Indemnified Party, being an intended beneficiary of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein shall give or be construed to give any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

17. Survival. The provisions of Sections 4(d), 8, 9, and 14, and this Section 17 shall survive the termination of this Agreement.

18. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

19. Titles not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

20. Governing Law. This Agreement and all disputes or controversies arising out of or related to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws, without regard to conflict of laws principles. Subject to Section 21, in the event that any dispute arises between the parties relating to or in connection with this Agreement, the parties shall attempt to resolve such dispute by discussion and negotiation within thirty (30) days after the date one such party (the “Initiating Party”) initially raises such dispute in writing to the other party (the “Responding Party”) and referring to this Section 20. If the parties are unable to settle the dispute within thirty (30) days, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures. Any and all disputed issues that are not resolved during mediation shall be finally settled by binding arbitration to be held in Philadelphia, PA unless the parties mutually agree to another location and such arbitration is to be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as from time to time amended and in effect. The arbitration shall be conducted by a three-person panel of neutral arbitrators. If the Initiating Party and the Responding Party are unable to agree upon the arbitrators within thirty (30) days of the date mediation was concluded, then the arbitrators shall be appointed by the American Arbitration Association. Each arbitrator shall be a person who is knowledgeable about and has recognized ability and experience in dealing with the subject matter of the dispute. The arbitrators will decide the dispute in accordance with Delaware law. If the arbitrators declare that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the arbitrators making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. The decision shall be rendered in writing. An award of damages shall be limited to direct damages and shall not include an award of consequential, punitive or exemplary damages. Finally, the arbitrators will determine the expenses of the arbitration and the party who shall be charged therewith or the allocation of the expenses between the parties in the discretion of the arbitrators. Additionally, the arbitrators shall specify procedures intended to expedite the arbitration process, such as page limits on pleadings and limitations on the number of depositions and other forms of discovery. The arbitration decision shall be final and binding upon all parties. Judgment upon any award rendered by the arbitration panel may be entered in any court having jurisdiction thereof or having jurisdiction over the party against whom enforcement is sought or having jurisdiction over any of such party’s assets. To the maximum extent permitted by law, the parties hereby waive (and agree to cause their respective Affiliates to waive) any right of appeal from any judgment rendered upon an award, particularly including (but not limited to) appeals with respect to any question of law.

21. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. The parties agree that any suit, action or proceeding seeking such injunction(s) or specific performance shall be brought in the federal courts located in the State of Delaware or the Delaware Court of Chancery, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each party hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10 shall be deemed effective service of process on such party. For the avoidance of doubt, the parties hereto agree that any application under this Section 21 would be sought only for interim orders pending resolution of the dispute in accordance with Section 20 and all disputes between the parties hereto shall be finally disposed of in accordance with Section 20.

22. Representations, Warranties and Covenants of the Manager. The Manager represents, warrants and covenants to the Company as follows:

(a) The Manager is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as the business is now being conducted.

(b) The execution, delivery and performance by the Manager of this Agreement is within the Manager’s powers and has been duly authorized by all necessary actions on the part of the Manager and its members and managers and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Manager for the execution, delivery or performance of this Agreement by the Manager. The execution, delivery and performance of this Agreement by the Manager does not violate, contravene or constitute a default under (i) any provision of any applicable law, rule or regulation, (ii) the Manager’s limited liability company operating agreement or certificate of formation, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Manager or any of the Manager’s property.

(c) The Manager has met, in all material respects, and will continue to meet, in all material respects, for the duration of this Agreement, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met by the Manager in order for the Manager to perform the services contemplated by this Agreement.

(d) The Manager will carry out its responsibilities under this Agreement in compliance in all material respects with (i) any applicable federal or state laws, rules or regulations, including securities laws, rules and regulations, (ii) the Company’s business objectives, guidelines, strategy, policies and limitations as may be set by the Board, the Officers of the Company, or a Committee thereof from time to time and (iii) such other policies or directives as the Board, the Officers of the Company, or a Committee thereof may from time to time establish or issue and that the Company communicates to the Manager in writing, provided that the Company will promptly notify the Manager in writing of changes to the matters identified in (ii) or (iii) above.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

WHITEHAWK MANAGEMENT, LLC

By:	/s/ Jeffrey Slotterback
Name: Jeffrey Slotterback
Title: Chief Financial Officer

Address:	2000 Market Street
Office Suite 910
Philadelphia, PA 19103

WHITEHAWK INCOME CORPORATION

By:	/s/ Daniel Herz
Name: Daniel Herz
Title: Chief Executive Officer

Address:	2000 Market Street
Office Suite 910
Philadelphia, PA 19103